Exhibit 4.49

[Translation of Chinese Original]

Exclusive Sales Agreement

This Agreement is made and entered into by and between Beijing Super TV Co., Ltd. (hereinafter referred to as “Party A”) and Beijing Novel-Super Digital TV Technology Co., Ltd. (hereinafter referred to as “Party B”) in accordance with the relevant provisions as specified in the Contract Law of the People’s Republic of China ; whereby Party A authorizes and grants to Party B and Party B accepts from Party A the exclusive license to sell the software products as agreed upon herein under the terms and conditions set forth below:

Article 1 Products

1.        EPG advertisement editor software V1.1, for which the software copyright certificate number is 2008SR02612;

2.        Conditional access system terminal smart card operating system V3.0, for which the software copyright certificate number is 2004SR12863;

3.        As for other software products, both parties will enter into a supplementary agreement.

Article 2 Scope of License

The license granted under this Agreement is a non-transferable and exclusive license.

Article 3 Conditions of Sale

1.        Party B shall purchase from Party A the products hereunder by placing an order, and Party A will supply the software products to Party B in accordance with that order;

2.        Each order shall set forth the quantity and price of the products to be purchased as well as the relevant expenses;

3.        Both parties shall confirm the sales amount on the last working day of each month, and Party B shall make a payment to Party A of the confirmed sales amount within 30 days.

Article 4 Obligations of Both Parties

l.         Party A hereby warrants that it has the legal right to license the sales of the products hereunder, and will bear all legal liabilities arising therefrom;

2.        Party A has the right to terminate this Agreement at any time on the basis of the needs of its operation, and Party B shall settle any unpaid sales amount outstanding at the time of termination in a timely manner;

3.        Party B shall be responsible for installing and debugging the software products hereunder for users as well as providing users with technical support services;

4.        Without the prior consent from Party A, Party B may not entrust any third party to sell the products hereunder;

5.        Party B is obliged to keep confidential all technical information obtained from Party A in the course of the cooperation hereunder.

Article 5 Miscellaneous

1.        This Agreement is signed on July 14, 2009, and the term of this Agreement is 5 years;

2.        This Agreement is made out in two counterparts, and shall come into effect as of the date on which it is signed and stamped with official seal by both parties.

Party A: Beijing Super TV Co., Ltd.Technology Co., Ltd (Seal)

Authorized Representative: /s/ Xirong Lu

Party B: Beijing Novel-Super Digital TV (Seal)

Authorized Representative: /s/ Junming Wu